Exhibit 99.1

OneMain Financial Appoints Phyllis Caldwell to Board of Directors

NEW YORK – March 10, 2021 – OneMain Financial, the country’s largest installment lender to hardworking Americans with nonprime credit, announced today that Phyllis Caldwell was appointed to its Board of Directors. Caldwell is the founder and managing member of Wroxton Civic Ventures, which offers advisory services to companies focused on housing, economic development and financial inclusion.

“We are excited to welcome Phyllis to OneMain,” said Doug Shulman, Chairman and CEO of OneMain. “She brings deep experience in lending, government and community development to the Board. Her passion for financial inclusion fits perfectly with OneMain’s mission of improving the financial lives of hardworking Americans.”

Caldwell served as Chief of the Homeownership Preservation Office and implemented foreclosure prevention initiatives established through the Troubled Asset Relief Program (TARP) at the U.S. Department of Treasury during the Obama administration. Before Treasury, she served in multiple executive roles at Bank of America, including President of Community Development Banking. She also served as president and CEO of the Washington Area Women’s Foundation, an organization dedicated to investing in women and girls of color in the Washington, D.C., region.

Caldwell holds a Bachelor of Arts from the University of Maryland and an MBA from the Robert H. Smith School of Business, where she is currently an Executive-in-Residence.

About OneMain Financial

OneMain Financial (NYSE: OMF) has been offering responsible and transparent loans for over 100 years. With almost 1,500 locations throughout 44 states, the company is committed to helping people with their personal loan needs. OneMain and its team members are dedicated to the communities where they live and work. For additional information, please visit OneMainFinancial.com.

Kelly Ogburn

410-537-9028

Kelly.ogburn@omf.com